EXHIBIT 99.1

Tuesday Morning Corporation Announces Fourth Quarter and Fiscal 2016 Results

DALLAS, Aug. 19, 2016 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ:TUES), a leading off-price retailer with over 750 stores across the United States specializing in selling deeply-discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced financial results for the fourth quarter and fiscal year ended June 30, 2016.

For the fourth quarter, net sales were $222.8 million, an increase of $9.8 million from the prior year period.  Comparable store sales increased 6.0%.  Operating loss for the fourth quarter was $6.3 million.  Net loss for the fourth quarter was $3.9 million.  Diluted loss per share was $0.09.  Adjusted EBITDA, a non-GAAP financial measure which is described on page 10 of this press release, was $1.9 million for the fourth quarter.

For fiscal 2016, net sales were $956.4 million, an increase of $50.0 million from the prior year.  Comparable store sales increased 7.8%.  Operating income for the fiscal year was $2.4 million.  Net income for the fiscal year was $3.7 million.  Diluted earnings per share was $0.08.  Adjusted EBITDA was $30.5 million for the fiscal year.

Steve Becker, Chief Executive Officer, commented, “In fiscal 2016 we made tangible progress on each of our strategic priorities, including real estate, merchandising, marketing, infrastructure and talent. Our real estate initiative has demonstrated consistent success.  Our most recent store openings feature the latest evolution of our shopping experience.  While these changes are modest, they are exciting our customers and are driving strong performance. We continue to believe the transformation of our real estate portfolio presents a compelling multi-year opportunity, with an especially attractive return on investment.  As seen by both our fourth quarter and our record-high full-year sales results, our top-line performance continues to benefit from these efforts along with the progress we have made improving our assortment and overall customer experience. On the infrastructure front, we successfully opened our new Phoenix distribution center during the fiscal fourth quarter and are currently ramping this facility towards its full capacity.  The Phoenix distribution center will be instrumental in helping us reduce inefficiencies that have limited our top and bottom line performance.”

Mr. Becker continued, “As we look to fiscal 2017, we remain focused on these same initiatives.  It is important to remember that we are in a rebuilding phase and results will not be linear.  We are laying the foundation for consistent, profitable growth at Tuesday Morning that we believe will create significant value for our shareholders over time.”

Fourth Quarter Fiscal 2016 Financial Highlights:

  Net sales were $222.8 million, compared to $213.0 million for the fourth quarter of fiscal 2015.  Comparable store sales increased 6.0% compared to the same period a year ago, and were comprised of a 5.1% increase in customer transactions and a 0.9% increase in average ticket.  During the fourth quarter, 14 stores were relocated, four stores were expanded, four stores were opened and one store was closed, for an ending store count of 751.  Sales at the 46 stores relocated during the past 12 months increased approximately 50% on average for the fourth quarter of fiscal 2016 as compared to the prior year quarter and contributed approximately 240 basis points to the comparable store sales increase of 6.0%.

  The Company’s operating loss for the fourth quarter of fiscal 2016 was $6.3 million, compared to an operating loss of $4.0 million in the fourth quarter of fiscal 2015.

  The Company reported a net loss of $3.9 million, or $0.09 per share, in the fourth quarter of fiscal 2016 compared to a net loss of $4.2 million, or $0.10 per share, in the fourth quarter of fiscal 2015.

  The Company recorded a gain on sale related to a sale-leaseback transaction that occurred in the fourth quarter of fiscal 2016, $2.5 million of which was recognized in the current quarter in other income.

  The Company recorded approximately $2.3 million of incremental expenses during the fourth quarter of fiscal 2016 to support its strategic initiatives, which negatively impacted its quarterly operating results.

  The Company reported Adjusted EBITDA, a non-GAAP measure, of $1.9 million for the fourth quarter of fiscal 2016, compared to Adjusted EBITDA of $1.0 million for the prior year period.  (see GAAP/Non-GAAP reconciliation table)

Fourth Quarter Fiscal 2016 Results of Operations

For the fourth quarter of fiscal 2016, Tuesday Morning reported gross profit of $79.0 million and gross margin of 35.4%, compared to $73.2 million of gross profit and gross margin of 34.4% in the fourth quarter of fiscal 2015.  The increase in gross margin was primarily due to improved initial merchandise mark-up and lower markdowns as compared to the prior year period because the Company did not repeat a double discount event that was held in the fourth quarter of fiscal 2015.  Selling, general and administrative expenses (SG&A) increased 10.5% to $85.3 million, compared to $77.2 million in the same period last year.  This increase was driven primarily by higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, as well as increased store labor and advertising costs.  Additionally, in the quarter, the Company continued to incur costs related to its new Phoenix distribution center associated with the opening and ramping up of that facility.  As a percent of net sales, SG&A was 38.3% for the fourth quarter of fiscal 2016 compared to 36.3% in the same period last year.  In the fourth quarter of fiscal 2016, the Company closed on the sale of two buildings within its Dallas distribution center facility, which it does not consider part of its long-term distribution network.  This sale generated $8.8 million in net proceeds and resulted in a gain on sale, $2.5 million of which was recognized in the current quarter in other income.   The Company entered into a short-term agreement to lease back the property to provide flexibility as it will continue to use these buildings in the very near-term.  The Company reported a net loss of $3.9 million, or $0.09 per share, in the fourth quarter of fiscal 2016 compared to a net loss of $4.2 million, or $0.10 per share, in the fourth quarter of fiscal 2015.

The Company recorded approximately $2.3 million of incremental expenses during the fourth quarter of fiscal 2016 to support its strategic initiatives.  These costs included up-front costs for the Phoenix distribution center and duplication of certain costs at its Dallas facility, which has not yet ramped down to normalized levels, and other investments in the business such as an inventory management project and expenses related to store prototype development.

The Company ended the fourth quarter of fiscal 2016 with $14.1 million in cash and cash equivalents, with no borrowings under its line of credit.  Inventories at the end of the fourth quarter of fiscal 2016 were $242.3 million compared to $210.0 million at the end of the fourth quarter of fiscal 2015, up $32.3 million or 15.4%.  The growth in inventory was primarily due to a higher level of pack-and-hold inventory from opportunistic buys, inventory in preparation for the July advertisement, higher levels of store inventory, a greater portion of which is in regular priced versus clearance inventory this year, additional investment in seasonal inventory, and incremental inventory related to the Company’s import strategy.   The Company’s inventory turnover for the trailing five quarters as of June 30, 2016 was 2.5 turns, a slight decrease from the trailing five quarter turnover as of June 30, 2015 of 2.6 turns.

Fiscal 2016 Financial Highlights:

  Net sales were $956.4 million, compared to $906.4 million for fiscal 2015.  Comparable store sales increased 7.8% compared to the prior year, and were comprised of a 7.9% increase in customer transactions, offset slightly by a 0.1% decrease in average ticket.  During the fiscal year, 46 stores were relocated, 7 stores were expanded, 16 stores were opened and 34 stores were closed, for an ending store count of 751.  Sales at the 46 stores relocated during the past 12 months increased approximately 53% on average for fiscal 2016 as compared to the prior year and contributed approximately 230 basis points to the comparable store sales increase of 7.8%.

  The Company’s operating income for fiscal 2016 was $2.4 million, compared to operating income of $12.4 million in fiscal 2015.

  The Company’s net income was $3.7 million, or $0.08 diluted earnings per share, in fiscal 2016 compared to net income of $10.4 million, or $0.24 diluted earnings per share, in fiscal 2015.

  The Company recorded a gain on sale related to a sale-leaseback transaction that occurred in the fourth quarter of fiscal 2016, $2.5 million of which was recognized in the current year in other income.

  The Company recorded approximately $8.9 million of incremental expenses during fiscal 2016 to support its strategic initiatives, which negatively impacted its operating results.

  The Company reported Adjusted EBITDA of $30.5 million for fiscal 2016, compared to Adjusted EBITDA of $30.0 million for the prior year.

Twelve Months ended June 30, 2016 Results of Operations

Net sales were $956.4 million, compared to $906.4 million for the twelve months ended June 30, 2016.  Comparable store sales increased 7.8% compared to the prior year, and were comprised of a 7.9% increase in customer transactions, offset slightly by a 0.1% decrease in average ticket.  Sales at the 46 stores relocated during the past 12 months increased approximately 53% on average for fiscal 2016 as compared to the prior year and contributed approximately 230 basis points to the comparable store sales increase of 7.8%.

For fiscal 2016, Tuesday Morning reported gross profit of $341.8 million and gross margin of 35.7%, compared to $326.6 million of gross profit and gross margin of 36.0% in fiscal 2015.  The decrease in gross margin was primarily due to an increase in supply chain and distribution costs to support higher sales volume, higher buying costs as the Company made greater investments in its merchant organization and an increase in markdowns, partially offset by improvements in initial merchandise mark-up. SG&A increased 8.0% to $339.4 million, compared to $314.3 million in the prior year.  This increase was driven primarily by higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, and $3.2 million of incremental rent expense in the current year, including a $2.0 million reserve for future lease payments, related to stores exited prior to lease expiration, along with increased advertising.  Additionally, during the current year, the Company incurred costs for its new Phoenix distribution center, a portion of which related to the delays in the completion of that facility.  Other SG&A increases included higher employee and recruiting costs, partially offset by favorable share-based compensation expense in the current fiscal year compared to the prior year due to executive vacancies during the current year.  As a percent of net sales, SG&A was 35.5% for fiscal 2016 compared to 34.7% in the prior year.  Net income was $3.7 million, or $0.08 per share, in fiscal 2016 compared to net income of $10.4 million, or $0.24 per share, in fiscal 2015.

The Company recorded approximately $8.9 million of incremental expenses in fiscal 2016 to support its strategic initiatives.  These costs included $3.2 million of incremental rent expense related to closing stores prior to lease termination as explained above, as well as up-front costs for the Phoenix distribution center and duplication of certain costs at its Dallas facility and other investments in the business such as recruiting costs for key executive positions, an inventory management project, expenses related to advertising research, and investments in store prototype development.

Outlook

The Company currently expects to invest capital of approximately $40 million to $45 million in fiscal 2017, with a continuing focus on its real estate strategy for new stores, relocations and expansions of existing stores, and IT infrastructure and enhancements.

About Tuesday Morning

Tuesday Morning Corporation (NASDAQ:TUES) is a leading off-price retailer specializing in selling deeply-discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand- name, high-quality merchandise – never seconds or irregulars – at prices generally below those of department and specialty stores, catalogs and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 750 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information

Tuesday Morning Corporation’s management will hold a conference call to review fourth quarter fiscal 2016 financial results today, August 19, 2016, at 8:00 a.m. Central Time.  The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, Friday, August 19, 2016 through 10:59 p.m., Central Time, Sunday, August 21, 2016 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 59396394.

Non-GAAP Financial Measures

This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using a non-GAAP financial measure, Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” on page 10 of this press release.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  Forward-looking statements in this press release include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.  You should carefully consider statements that contain these words because they describe our current expectations, plans, strategies and goals and our current beliefs concerning future business conditions, our future results of operations, our future financial position, and our current business outlook or state other “forward-looking” information.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; loss or departure of one or more members of our senior management or other key management employees; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, weather, natural disasters and other events; and our ability to manage the negative effects of inventory shrinkage.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update its forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income/(loss) before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company does not believe are representative of its core operating performance.  This measure is not a presentation made in accordance with GAAP.  Adjusted EBITDA should not be considered as an alternative to net income or loss as a measure of operating performance.  In addition, Adjusted EBITDA is not presented as, and should not be considered as, an alternative to cash flows as a measure of liquidity.  Adjusted EBITDA should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP and should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Income/(Loss) to Non-GAAP Adjusted EBITDA:

The following table reconciles net income/(loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure:

(unaudited - in thousands)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
Net income/(loss) (GAAP)	$(3,851)	$(4,240)	$3,713	$10,385
Depreciation and amortization	4,629	3,312	16,010	12,426
Interest expense, net	155	348	977	1,420
Income tax provision/(benefit)	(93)	(239)	263	31
EBITDA	$840	$(819)	$20,963	$24,262
Share-based compensation expense (1)	1,245	1,456	3,115	5,361
Cease-use rent expense	175	—	3,200	—
Phoenix distribution center related expenses	1,386	288	4,457	288
Other strategic initiative related expenses	767	57	1,250	57
Gain on sale of assets	(2,515)	—	(2,515)	—
Adjusted EBITDA (non-GAAP)	$1,898	$982	$30,470	$29,968

(1)  Charges related to share-based compensation programs, which vary from period to period depending on volume and vesting timing of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended June 30,		Twelve Months Ended June 30,

	2016	2015	2016	2015
	(unaudited)		(audited)

Net sales	$222,812	213,030	956,396	906,365
Cost of sales	143,840	139,793	614,594	579,746
Gross profit	78,972	73,237	341,802	326,619

Selling, general and administrative expenses	85,252	77,234	339,398	314,263

Operating income/(loss)	(6,280)	(3,997)	2,404	12,356

Other income (expense):
Interest Expense	(202)	(360)	(1,068)	(1,445)
Other income/(expense), net	2,538	(122)	2,640	(495)
Income/(loss) before income taxes	(3,944)	(4,479)	3,976	10,416

Income tax provision/(benefit)	(93)	(239)	263	31

Net income/(loss)	$(3,851)	$(4,240)	$3,713	$10,385

Earnings per share
Net income/(loss) per common share:
Basic	$(0.09)	$(0.10)	$0.08	$0.24
Diluted	$(0.09)	$(0.10)	$0.08	$0.24

Weighted average number of common shares:
Basic	43,788	43,628	43,705	43,480
Diluted	43,788	43,628	43,736	43,770

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)		June 30,	June 30,
		2016	2015
			As adjusted
		(audited)	(audited)
Assets
Current assets:
Cash and cash equivalents		$14,150	$44,788
Inventories		242,315	209,984
Prepaid expenses		6,620	6,978
Other current assets		512	823
Total Current Assets		263,597	262,573

Property and equipment, net		94,723	70,447
Deferred financing costs		1,312	871
Other assets		2,338	984

Total Assets		$361,970	$334,875

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable		$80,853	$74,242
Accrued liabilities		43,797	35,751
Total Current Liabilities		124,650	109,993

Deferred rent		6,747	3,072
Asset Retirement Obligation - non current		2,561	1,163
Other liabilities - non current		730	358
Total Liabilities		134,688	114,586

Stockholders' equity		227,282	220,289
Total Liabilities and Stockholders' Equity		$361,970	$334,875

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
		Twelve Months Ended June 30,

		2016	2015
		(audited)
Cash flows from operating activities:
Net income		$3,713	$10,385
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation		16,010	12,426
Amortization of financing costs		462	595
Shared-based compensation expense		3,115	5,362
Loss on disposal of fixed assets		700	1,109
Gain on sale-leaseback		(2,515)	-
Deferred income taxes		11	-
Change in operating assets and liabilities:
Inventories		(32,043)	(2,050)
Prepaid and other current assets		669	(885)
Other assets		(36)	(260)
Accounts Payable		6,611	(12,042)
Accrued Liabilities		6,653	(5,253)
Other liabilities--non-current		2,268	-
Deferred rent		2,805	351
Income taxes payable		(10)	(53)

Net cash provided by operating activities		8,413	9,685

Cash flows from investing activities:
Capital expenditures		(45,545)	(15,541)
Proceeds from sale leaseback transaction		8,797	-
Purchase of intellectual property		(1,318)	-
Proceeds from sale of assets		41	47

Net cash used in investing activities		(38,025)	(15,494)

Cash flows from financing activities:
Borrowings under revolving credit facility		-	(6,000)
Repayments under revolving credit facility		-	6,000
Proceeds from the exercise of employee stock options		5	1,104
Purchase of treasury stock		(128)	(143)
Payment of financing costs		(903)	(50)

Net cash provided by/(used in) financing activities		(1,026)	911

Net decrease in cash and cash equivalents		(30,638)	(4,898)

Cash and cash equivalents, beginning of period		44,788	49,686

Cash and cash equivalents, end of period		$14,150	$44,788

INVESTOR RELATIONS:
Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Morahan@icrinc.com

MEDIA:
Jonathan Morgan
PERRY STREET COMMUNICATIONS
214-965-9955
JMorgan@perryst.com